Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2022 RESULTS

FARMINGDALE, NJ – May 9, 2022 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter 2022.

First Quarter 2022 Highlights
•	GAAP net income applicable to common stockholders of $25.6 million, or $1.40 per share
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $6.2 million, or $0.34 per share.
•	Common book value per share of $7.27 at March 31, 2022
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 16.0% at May 6, 2022
•	Aggregate portfolio leverage stood at 3.6x at March 31, 2022
•	As of March 31, 2022, the Company had unrestricted cash of $52.4 million

“We generated another quarter of solid earnings available for distribution as prepayment speeds continued to slow, and despite continued spread widening,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “We continue to proactively position our portfolio for higher rates amid elevated volatility.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the first quarter of 2022 of $25.6 million, or $1.40 per basic and diluted weighted average common share outstanding. Reported GAAP net income was determined based primarily on the following: $3.9 million of net interest income, $9.9 million of net servicing income, a net realized loss of $13.2 million on RMBS, a net realized loss of $10.6 million on derivatives, a net unrealized gain of $24.5 million on derivatives, a net unrealized gain of $21.7 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.5 million.

Earnings available for distribution attributable to common stockholders for the first quarter of 2022 were $6.2 million, or $0.34 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	March 31, 2022	December 31, 2021
	(unaudited)	(unaudited)
Income
Interest income	$5,519	$4,529
Interest expense	1,640	1,534
Net interest income	3,879	2,995
Servicing fee income	13,116	13,030
Servicing costs	3,193	3,390
Net servicing income	9,923	9,640
Other income (loss)
Realized loss on RMBS, available-for-sale, net	(13,222)	(1,479)
Realized loss on derivatives, net	(10,638)	(4,688)
Realized gain on acquired assets, net	12	-
Unrealized gain on derivatives, net	24,456	8,233
Unrealized gain (loss) on investments in Servicing Related Assets	21,731	(5,111)
Total Income	36,141	9,590
Expenses
General and administrative expense	1,744	1,547
Management fee to affiliate	1,793	1,975
Total Expenses	3,537	3,522
Income Before Income Taxes	32,604	6,068
Provision for (Benefit from) corporate business taxes	3,875	(637)
Net Income	28,729	6,705
Net income allocated to noncontrolling interests in Operating Partnership	(633)	(130)
Dividends on preferred stock	2,463	2,463
Net Income Applicable to Common Stockholders	$25,633	$4,112
Net Income Per Share of Common Stock
Basic	$1.40	$0.23
Diluted	$1.40	$0.23
Weighted Average Number of Shares of Common Stock Outstanding
Basic	18,252,523	17,963,555
Diluted	18,272,737	17,983,769

Dollar amounts in thousands, except per share amounts.

Net unrealized loss on the Company’s RMBS portfolio for the first quarter 2022 was approximately $44.5 million.

	Three Months Ended
	March 31, 2022	December 31, 2021
	(unaudited)	(unaudited)
Net Income	$28,729	$6,705
Other comprehensive loss:
Unrealized loss on RMBS, available-for-sale, net	(44,535)	(8,276)
Net other comprehensive loss	(44,535)	(8,276)
Comprehensive loss	$(15,806)	$(1,571)
Comprehensive loss attributable to noncontrolling interests in Operating Partnership	(348)	(26)
Dividends on preferred stock	2,463	2,463
Comprehensive loss attributable to common stockholders	$(17,921)	$(4,008)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended March 31, 2022

The Company realized net servicing fee income of $9.9 million, net interest income of $3.9 million and other income of $22.3 million, primarily related to unrealized gains on derivatives and investments in Servicing Related Assets.  The unpaid principal balance for the MSR portfolio stood at $20.4 billion as of March 31, 2022 and the carrying value of the MSR portfolio ended the quarter at $246.1 million.  Net interest spread for the RMBS portfolio stood at 3.06% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.6x.

The RMBS portfolio had a book value of approximately $811.0 million and carrying value of approximately $774.1 million at quarter-end March 31, 2022.  The portfolio had a weighted average coupon of 3.09% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs, Treasury futures and options on Treasury futures.  At quarter end March 31, 2022, the Company held interest rate swaps with a notional amount of $1.4 billion, swaptions with a notional amount of $40.0 million, TBAs with a notional amount of $166.6 million, Treasury futures with a notional amount of ($271.3) million and options on Treasury futures with a notional amount of $70.0 million.

As of March 31, 2022, Cherry Hill’s GAAP book value was $7.27 per diluted share, net of the first quarter dividend.

Dividends

On March 10, 2022, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the first quarter of 2022. The dividend was paid in cash on April 26, 2022 to common stockholders of record as of the close of business on March 31, 2022. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the first quarter 2022. The dividends were paid in cash on April 18, 2022 to Series A and B Preferred stockholders of record as of the close of business on March 31, 2022.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that the Company defines as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized loss on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in the Company’s Operating Partnership and dividends paid on the Company’s preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income to EAD for the three months ended March 31, 2022 and December 31, 2021:

	Three Months Ended
	March 31, 2022	December 31, 2021
	(unaudited)	(unaudited)
Net Income	$28,729	$6,705
Realized loss on RMBS, net	13,222	1,479
Realized loss on derivatives, net[1]	14,422	8,860
Realized gain on acquired assets, net	(12)	-
Unrealized gain on derivatives, net	(24,456)	(8,233)
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(28,011)	(947)
Tax expense on realized and unrealized gain on MSRs	4,937	594
Total EAD:	$8,831	$8,458
EAD attributable to noncontrolling interests in Operating Partnership	(195)	(160)
Dividends on preferred stock	2,463	2,463
EAD Attributable to Common Stockholders	$6,173	$5,835
EAD Attributable to Common Stockholders, per Diluted Share	$0.34	$0.32
GAAP Net Income Per Share of Common Stock, per Diluted Share	$1.40	$0.23

Dollar amounts in thousands, except per share amounts.
1.
Excludes drop income on TBA dollar rolls of $2.9 million and interest rate swap periodic interest income of $915,000 for the three-month period ended March 31, 2022. Excludes drop income on TBA dollar rolls of $3.4 million and interest rate swap periodic interest income of $786,000 for the three-month period ended December 31, 2021.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Securities and Exchange Commission on May 9, 2022.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2022 and its results of operations for the first quarter 2022 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2022 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 9, 2022 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13728675.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com